Special Servicer Acknowledgment and Assumption

February 24, 2026

To the Parties Set Forth on Schedule I, attached hereto

Re:          Special Servicer Acknowledgement and Assumption: Pooling and Servicing Agreement dated as of July 1, 2023 for the Benchmark 2023-V3 Mortgage Trust, Commercial Mortgage Pass Through Certificates Series 2023-V3

Dear Sir or Madam:

Reference is made to the (i) Pooling and Servicing Agreement dated and effective as of July 1, 2023, between GS Mortgage Securities Corporation II, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Greystone Servicing Company LLC, as special servicer, Computershare Trust Company, National Association, as certificate administrator and as trustee, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer (the “PSA”), (ii) Agreement Between Noteholders, dated as of June 20, 2023, by and between Barclays Capital Real Estate Inc. and Deutsche Bank AG, New York Branch (the “12800 Culver CLA”), (iii) Agreement Between Note Holders, dated as of May 25, 2023, by and between Barclays Capital Real Estate Inc. and Societe Generale Financial Corporation (the “Oxmoor CLA”), and (iv) Co-Lender Agreement, dated as of May 25, 2023, by and between Bank of Montreal and Bank of Montreal (“Select Parking CLA” and, together with the 12800 Culver CLA and the Oxmoor CLA, collectively, the “Co-Lender Agreements”).  Capitalized terms used herein but undefined have the meanings given to them in the PSA and Co-Lender Agreements.

Pursuant to Sections 7.01(d) and 7.02 of the PSA and Section 7 of the Co-Lender Agreements, 3650 REIT Loan Servicing LLC (“3650”) hereby agrees with all the other parties to the PSA that 3650 shall serve as the Special Servicer under, and as defined in the PSA with regard to the Specially Serviced Mortgage Loans. 3650 hereby acknowledges and agrees that, as of February 24, 2026 (the “Effective Date”), it is and shall be a party to the PSA and bound thereby to the full extent indicated therein in the capacity of the Special Servicer with respect to the Specially Serviced Mortgage Loans, but shall have no liability with respect to any act or omission of any predecessor Special Servicer. 3650 hereby accepts all responsibilities, duties and liabilities of the Special Servicer and assumes the due and punctual performance and observance of each covenant and condition to be performed or observed by the Special Servicer under the PSA from and after the Effective Date.

As of the Effective Date, 3650 hereby:

  (a) makes the representations and warranties provided for in Section 6.01 of the PSA mutatis mutandis with all references to “Agreement” in Section 6.01 of the PSA to include this Special Servicer Acknowledgement and Assumption (“Acknowledgment”) in addition to the PSA, except that it has executed this Acknowledgment in lieu of execution and delivery of the PSA per Section 6.01(b)(ii); and

(b) certifies that it satisfies all related qualifications set forth in the Co-Lender Agreement(s) relating to the Serviced Companion Loans; and

(c) represents and warrants that, as of the Effective Date, it satisfies all of the eligibility requirements applicable to special servicers set forth in the PSA and that all preconditions to the appointment of 3650 as Special Servicer have been satisfied.

The notice information for the Special Servicer for purposes of Section 13.05 of the PSA is as follows:

3650 REIT Loan Servicing LLC

2977 McFarlane Road, Suite 300

Miami, Florida 33133

Attention: General Counsel

E-mail:  compliance@3650capital.com

with a copy to:  notices@3650capital.com

3650 REIT LOAN SERVICING LLC, a Delaware limited liability company

By: /s/ Peter  LaPointe_______________________________

Name: Peter LaPointe

Title:   Duly Authorized

Schedule I

Depositor:

GS Mortgage Securities Corporation II

200 West Street

New York, New York 10282

Attention: Scott Epperson

E-mail: scott.epperson@gs.com and gs-refgsecuritization@gs.com with a copy to:

Structured Finance Legal (REFG)

gs-refglegal@gs.com

Master Servicer:

Midland Loan Services, a Division of PNC Bank, National Association,

10851 Mastin Street, Suite 700

Overland Park, Kansas 66210

Attention: Executive Vice President – Division Head,

Fax number: 1-888-706-3565

Email:  NoticeAdmin@midlandls.com

with a copy to:

Stinson LLP

1201 Walnut Street

Suite 2900

Kansas City, Missouri 64106-2150

Fax Number: (816) 412-9338

Attention: Kenda K. Tomes

Email: kenda.tomes@stinson.com

Special Servicer:

Greystone Servicing Company LLC

5221 N. O’Connor Blvd., Suite 800

Irving, Texas 75039

Attention: Amy L. Dixon, General Counsel

Email: amy.dixon@greyco.com

With a copy to:

Jenna Vick Unell, Senior Managing Director

Email: Jenna.unell@greyco.com

Greg Frederking, Managing Director

Email: greg.frederking@greyco.com

Certificate Administrator and Trustee:

Computershare Trust Company, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Services (CMBS) – BMARK 2023-V3

with a copy to: CCTCMBSBondAdmin@computershare.com, and to

TrustAdministrationGroup@computershare.com

Operating Advisor and Asset Representations Reviewer:

Park Bridge Lender Services LLC

600 Third Avenue, 40th Floor

New York, New York 10016

Attention: Benchmark 2023-V3-Surveillance Manager (with a copy sent contemporaneously via email to cmbs.notices@parkbridgefinancial.com)